                                                                    EXHIBIT 13.3


                        [Northwestern National Bank Logo]






                                  [Map Graphic]






                               2001 Annual Report
                                       of
                           Community Bancshares, Inc.

                          ---------------------------

To Our Shareholders:

The past twelve months have been by far the most challenging in our company's ten-year history. A slowing economy, rapidly falling interest rates and shrinking profit margins characterized 2001. Federal Regulators lowered interest rates eleven times, from 9.50% to 4.75%. Consequently, loan rates declined more rapidly than we were able to reduce our cost of funds. Despite all these negatives, we were able to increase loans $17,000,000 and deposits by $13,000,000. Our earnings, however, declined 15% to $1,358,000 or $.88 per fully diluted share. Considering the sluggish economic environment, this profit represents a notable achievement by our experienced staff of professional bankers.

Several additional goals were accomplished during this year of radical change. We upgraded our branch facilities, relocated one and renovated another. ATMs were installed at all branch locations. Two lots were purchased for future branches and Loan Production Offices were opened in Ashe, Caldwell and Watauga counties. These LPOs were staffed with experienced bankers and produced much of our loan growth last year. A standard branch plan was adopted and the first new office is currently under construction on Mount Jefferson Road in West Jefferson, NC.

The Board of Directors declared the company's first dividend of $.025 per share at its annual meeting last May. Additional quarterly dividends were paid during the third and fourth quarters of 2001.

We plan to maintain our strategic plan of aggressive expansion by converting the loan production offices to full service branches during 2002. We remain moderately optimistic for an improving economy in the second half of 2002, supported by tax cuts and governmental stimulus programs. Spending will accelerate, as consumers grow more confident.

Thank you for your continued confidence and loyalty. We sincerely appreciate your support and business referrals and solicit your recommendations to improve products and services.


/s/ Robert F. Ricketts                           /s/ Ronald S. Shoemaker
-------------------------------                  -------------------------------
Robert F. Ricketts                               Ronald S. Shoemaker
Chairman                                         President & CEO

                              FINANCIAL HIGHLIGHTS

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

                                                      2001             2000
                                                 ------------------------------

Balance Sheet
-------------
Assets                                           $ 136,730,331   $  117,448,462
Loans, net                                          91,536,336       74,576,196
Loan loss reserve                                    1,102,576        1,252,537
Cash and due from banks                              4,022,530        3,121,848
Securities                                          35,517,324       32,372,497
Deposits                                           109,278,425       96,320,126
Liabilities                                        120,934,018      103,188,225
Shareholders' Equity                                15,796,313       14,260,237

Income Statement
----------------
Net interest income                                  4,467,835        5,329,798
Net income                                           1,358,556        1,610,166
Non-interest income                                  1,005,223          498,272

Other Financial Ratios and Indicators
-------------------------------------
Return on average assets                                  1.11%            1.41%
Return on average equity                                  9.96%           12.28%
Average cost of funds                                     4.29%            4.85%
Net interest margin                                       3.84%            4.97%
Average yield on loans                                    8.78%           10.79%
Efficiency ratio                                         65.90%           58.33%
Total number of full time equivalent employees              46               46

Per Share Data
--------------
Basic earnings per share                         $         .92   $         1.10
Fully diluted earnings per share                           .88             1.02
Book value per share                                     10.44             9.69
Dividends per share                                       .075                -
Other:
     Total risk-based capital                            16.00%           15.10%
     Leverage ratio                                      12.60%           11.20%
     Number of shares outstanding                    1,512,882        1,471,884

                Total Assets (Millions)                                        Total Deposits (Millions)



                        [graph]                                                         [graph]



-------------------------------------------------------           ----------------------------------------------------
   1997        1998       1999      2000       2001                 1997       1998      1999       2000       2001
-------------------------------------------------------           ----------------------------------------------------
    $73        $103       $114      $117       $137                  $82        $93       $94        $96       $109
-------------------------------------------------------           ----------------------------------------------------





                 Total Loans (Millions)                                             Personnel Expense



                        [graph]                                                         [graph]



-------------------------------------------------------           ----------------------------------------------------
   1997        1998       1999      2000       2001                 1997       1998      1999       2000       2001
-------------------------------------------------------           ----------------------------------------------------

    $69         $72        $73       $74        $92                 1.29       1.26      1.29       1.54       1.53
-------------------------------------------------------           ----------------------------------------------------





                     Net Earnings                                                  Net Interest Margin



                        [graph]                                                         [graph]



-------------------------------------------------------------         ------------------------------------------------
   1997         1998        1999         2000        2001               1997      1998      1999     2000      2001
-------------------------------------------------------------         ------------------------------------------------
  676,000    1,180,000    1,506,000    1,610000   1,358,000             4.00      4.10      4.28     4.97      3.90
-------------------------------------------------------------         ------------------------------------------------

                 Community Bancshares, Inc.                                     Community Bancshares, Inc.
                 Equity Capital (Millions)                                        Book Value Per Share


                        [graph]                                                         [graph]



-------------------------------------------------------           ----------------------------------------------------
   1997        1998       1999      2000       2001                 1997       1998      1999       2000       2001
-------------------------------------------------------           ----------------------------------------------------
  10.105      11.970     12.135    14.260     15.976                $7.77     $8.27      $8.27      $9.69     $10.44
-------------------------------------------------------           ----------------------------------------------------






                Community Bancshares, Inc.                                      Community Bancshares, Inc.
                  No. Shares Outstanding                                           Earnings Per Share


                        [graph]                                                         [graph]



---------------------------------------------------------------       ------------------------------------------------
    1997          1998        1999         2000        2001             1997      1998      1999     2000      2001
---------------------------------------------------------------       ------------------------------------------------
  1,297,156    1,447,884    1,467,384   1,471,884   1,512,882          $0.40     $0.61     $0.90     $1.02    $0.90
---------------------------------------------------------------       ------------------------------------------------






               Community Bancshares, Inc.                                      Community Bancshares, Inc.
                    Return on Equity                                               Return on Assets


                        [graph]                                                         [graph]



-------------------------------------------------------           ----------------------------------------------------
   1997        1998       1999      2000       2001                 1997       1998      1999       2000       2001
-------------------------------------------------------           ----------------------------------------------------
   10.28       14.86     16.36      12.28      9.96                 0.82       1.20      1.43       1.41       1.11
-------------------------------------------------------           ----------------------------------------------------

                                  [Blank Page]

General

Community Bancshares, Inc. (the "Company") is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of Northwestern National Bank, Wilkesboro, North Carolina (the "Bank"). The Company was incorporated under the laws of the State of North Carolina on June 11, 1990 as a mechanism to enhance the Bank's ability to serve its future customers' requirements for financial services. The holding company structure provides flexibility for expansion of the Company's banking business through acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws.

The Bank commenced operations on January 17, 1992 in a permanent facility located at 1600 Curtis Bridge Road in Wilkesboro, North Carolina. The Bank opened full-service branches in North Wilkesboro in June 1994, in Millers Creek in February 1996, and in Taylorsville in August 1997. During 2001, the Bank opened three loan production offices: (i) West Jefferson, North Carolina (March
2001), (ii) Boone, North Carolina (October 2001) and (iii) Lenoir, North Carolina (December 2001). The OCC has granted approval for the Bank to open a full-service branch in each of these locations. The Bank intends to open full services branches at the West Jefferson and Boone locations in the second quarter of 2002. Management has not, to date, determined if it will open a full service branch at the Lenoir location.

The Bank is a full-service commercial bank, without trust powers. The Bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, the Bank provides such consumer services as U.S. Savings Bonds, travelers checks, cashier's checks, safe deposit boxes, bank by mail services, direct deposit and automatic teller services.

The Company's operations include two primary business segments - banking and mortgage activities. The Company, through the Bank, provides traditional banking services, including a full range of commercial and consumer banking services. Through its Community Mortgage Corporation subsidiary, the Company provides mortgage services, including the origination and sale of mortgage loans to various investors, including other financial institutions.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Results of Operations - Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

For the years ended December 31, 2001 and December 31, 2000, net income amounted to $1,358,556 and $1,610,166, respectively. For the years ended December 31, 2001 and December 31, 2000, basic income per share amounted to $.92 and $1.10, respectively, and diluted income per share amounted to $.88 and $1.02, respectively. During 2001 and 2000, there were outstanding warrants and stock options that were dilutive (i.e., upon exercise, they diluted earnings per share by more than 3%), therefore necessitating the disclosure of basic and diluted income per share. Net income in 2001 decreased by $251,610 or 15.6% over net income in 2000. The primary reason for this decrease was the continual reduction in short-term interest rates by the Federal Reserve during 2001. For example, the prime lending rate, which is a base rate for a significant portion of the Bank's loan portfolio was 9.75%, January 2001, declined to 4.75% by December 31, 2001. As a result of this dramatic and rapid decline in interest rates during the year, a majority of the Bank's loans adjusted when the prime rate adjusted while a majority of the Bank's interest-bearing liabilities, principally time deposits, could not be readjusted with the prime rate changes because they adjust at maturity. As a result, the yield on the Bank's loan portfolio declined by more than the decline in the rates paid on deposits. This negatively impacted the net yield on earning assets and the interest rate spread.

Average earning assets increased from $107.3 million at December 31, 2000 to $116.3 million at December 31, 2001, representing an increase of $9.0 million, or 8.4%. Average net loans grew a modest 7.8% as the recession in the national economy affected both credit demand and the number of quality borrowing opportunities. With loan demand softening, the Bank decided to invest additional funds in various taxable securities. Below are the various components of average earning assets for the periods indicated:



                                                                           December 31,
                                                                  2001                    2000
                                                               -----------             ---------
                                                                           (In Thousands)
         Deposits with other banks                              $    1,256             $   2,288
         Federal funds sold .............................            1,473                 2,478
         Taxable securities .............................           32,003                26,661
         Non-taxable securities .........................            2,538                 2,560
         Net loans ......................................           78,999                73,280
                                                                ----------             ---------
         Total earning assets ...........................       $  116,269             $ 107,267
                                                                ==========             =========

This increase in average earning assets was, however, not sufficient to compensate for the interest rate declines discussed above as net interest income declined from $5,329,798 to $4,467,835. Below are the various components of interest income and expense, as well as their yield/costs for the periods indicated:

                                                                                        Years Ended
                                                                     December 31, 2001               December 31, 2000
                                                                    ------------------               -----------------
                                                                   Interest        Yield            Interest        Yield
                                                                Income/expense      Cost         Income/expense      Cost
                                                                --------------      ----         --------------      ----
                                                                                (Dollars in Thousands)
Interest income:
---------------
Deposits with other banks ...............................      $        37          2.95%        $     169           7.38%
Federal funds sold ......................................               57          3.87%              164           6.62%
Taxable securities ......................................            1,959          6.12%            1.825           6.85%
Non-taxable securities ..................................               98          3.86%              105           6.21%
Loans ...................................................            6.936          8.78%            7,906          10.79%
                                                               -----------       -------         ---------          -----
     Total ..............................................      $     9,087          7.82%        $  10,169           9.53%
                                                               ===========       =======         =========          =====
Interest expense:
----------------
NOW and money market deposits ...........................      $       750          2.72%        $     583           2.94%

Savings deposits ...........................               51     1.42%              64    1.75%
Time deposits ..............................            3.446     5.48%           3,750    5.96%
Other borrowings ...........................              372     5.92%             442    7.36%
                                                  -----------     ----        ---------    ----
     Total .................................      $     4,619     4.60%       $   4,839    5.24%
                                                  ===========     ====        =========    ====

         Net interest income ...............      $    4,468                  $   5,330
         Net yield on earning assets .......                      3.84%       %            4.97%
                                                                  ----                     ====

Non-interest income as a percentage of average total assets for the years ended December 31, 2001 and December 31, 2000 amounted to .82% and .44%, respectively. The year ended December 31, 2001 results are significantly above those of the year ended December 31, 2000 because of gains from the sale of securities. The drop in interest rates resulted in higher bond prices which favorably impacted the Bank's securities portfolio. Management chose to realize some of these gains and sold securities on several occasions during the year. Non-interest expense, as a percentage of average assets for the years ended December 31, 2001 and December 31, 2000, amounted to 2.84% and 2.92%, respectively. The primary reasons for the increase in expense in 2001, as compared to 2000 are higher occupancy, personnel and data processing expenses.

Net Interest Income

The Company's results of operations are determined by its ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income and to control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon management's ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is a key performance measure of income.

The Company's net interest income for the year ended December 31, 2001 was $4,467,835 as compared to $5,329,798 for the year ended December 31, 2000. Average yields on earning assets were 7.82% and 9.53% for the years ended December 31, 2001 and December 31, 2000, respectively. The average costs of funds for the year ended December 31, 2001 decreased to 4.60% from the year ended December 31, 2000 cost of 5.24%. Net interest yield is computed by subtracting interest expense from interest income and dividing the resulting figure by average interest-earning assets. Net interest yield for the years ended December 31, 2001 and December 31, 2000 amounted to 3.84% and 4.97%, respectively. As discussed earlier, despite an increase in interest-earning assets, net interest income for the year ended December 31, 2001 as compared to the year ended December 31, 2000 decreased by $861,963 as a result of the continuous decline in interest rates throughout 2001. The net interest rate spread, which is the difference between interest-earning assets and interest-bearing liabilities, decreased 107 basis points from 4.29% in 2000 to 3.22% in 2001.

Non-Interest Income

Non-interest income for the years ended December 31, 2001 and 2000 amounted to $1,005,223 and $498,272, respectively. As a percentage of average assets, non-interest income increased from 0.44% in 2000 to .82% in 2001 primarily because of gains realized from the sales of securities from the Bank's available-for-sale portfolio.

The following table summarizes the major components of non-interest income for the periods therein indicated:

                                                                                 Year Ended December 31,
                                                                              2001                 2000
                                                                         ------------          ------------
                                                                                   (In Thousands)
Service fees on deposit accounts ...............................           $    279            $    287
Gain (loss) on sale of securities ..............................                421                (50)
Fees from Community Mortgage ...................................                133                 180
Miscellaneous, other ...........................................                172                  81
                                                                           --------            --------
     Total non-interest income .................................           $  1,005            $    498
                                                                           ========            ========

Non-Interest Expense

Non-interest expense increased from $3,323,636 at December 31, 2000 to $3,474,752 at December 31, 2001. As a percent of total average assets, non-interest expense decreased from 2.92% in 2000 to 2.84% in 2001. Below are the components of non-interest expense for the years 2001 and 2000.

                                                                            Year Ended December 31,
                                                                          2001                  2000
                                                                          ----                  ----
                                                                                (In Thousands)
         Salaries and other personnel benefits .................        $   1,934          $   1,900
         Data processing charges ...............................              246                234
         Professional fees .....................................              119                130
         Occupancy .............................................              278                230
         Depreciation and amortization .........................              184                146
         Other expenses ........................................              714                684
                                                                        ---------          ---------
            Total non-interest expense .........................        $   3,475          $   3,324
                                                                        =========          =========

Allowance for Loan Losses

During 2001, the allowance for loan losses decreased from $1,252,537 at December 31, 2000 to $1,102,576 at December 31, 2001. The allowance for loan losses as a percent of gross loans declined slightly from 1.65% at December 31, 2000 to 1.19% at December 31, 2001. As of December 31, 2001, management considers the allowance for loan losses to be adequate to absorb estimated losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Liquidity and Interest Rate Sensitivity

Net interest income, the Company's primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities, at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Company's overall interest rate risks.

The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, management focuses on expanding the various funding sources. The interest rate sensitivity position at December 31, 2001 is presented below. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                                                                    After        After six     After one
                                                      Within     three months    months but     year but
                                                       three      but within     within one    within five   After five
                                                      months      six months        year          years        years        Total
                                                      ------      ----------        ----          -----        -----        -----
                                                                          (Dollars in Thousands)
---------------------------------------------------------------
EARNING ASSETS
Loans ........................................      $  57,389    $   1,901      $   2,061     $  23,550     $  7,738     $  92,639
Securities ...................................          1,464          867            628        30,601        1,957        35,517
Federal funds sold ...........................              -            -              -             -            -             -
Interest-bearing deposits ....................          1,713            -              -             -            -         1,713
                                                    ---------    ---------      ---------     ---------     --------     ---------
Total earning assets .........................      $  60,566    $   2,768      $   2,689     $  54,151     $  9,695     $ 129,869
                                                    =========    =========      =========     =========     ========     =========

SUPPORTING SOURCES OF FUNDS
Interest-bearing demand
  deposits and savings .......................      $  40,441    $   2,068      $   1,301     $   6,792     $      -     $  50,602
Certificates, less than $100M ................         10,832        7,972          6,202         1,437            -        26,443
Certificates, $100M and over .................         11,448        8,198          3,294           694            -        23,634
FHLB borrowings ..............................              5        5,005             10         5,094          536        10,650
                                                    ---------    ---------      ---------     ---------     --------     ---------
Total interest-bearing liabilities ...........      $  62,726    $  23,243      $  10,807     $  14,017     $    536     $ 111,329
                                                    =========    =========      =========     =========     ========     =========

Interest rate sensitivity gap ................      $  (2,160)   $ (20,475)     $  (8,118)    $  40,134     $  9,159     $  18,540
Cumulative gap ...............................      $  (2,160)   $ (22,635)     $ (30,753)    $   9,381     $ 18,540     $  18,540
Interest rate sensitivity gap ratio ..........            .97          .12            .25          3.86        18.09          1.17
Cumulative rate sensitivity rate
  sensitivity gap ratio ......................            .97          .74            .68          1.08         1.17          1.17

As evidenced by the above table, the Company is marginally liability sensitive from zero to three months, liability sensitive from three months to one year and asset sensitive thereafter. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous, as earning assets are repriced sooner than liabilities. With respect to the Company, an one time increase in interest rates will result in slightly lower earnings for the first three months, lower earnings from three months to one year, and higher earnings thereafter. Conversely, a decline in interest rates will result in slightly higher earnings for the first three months, increased earnings from three months to one year, and lower earnings thereafter. This, however, assumes that all other factors affecting earnings remain constant.

As the Company continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank's Asset/Liability Committee meets on a quarterly basis and develops management's strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements. Interest rate risk will, nonetheless, fall within previously adopted policy parameters to contain any risk.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities and to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company's primary source of liquidity comes from its ability to maintain and increase deposits through the Bank. Deposits grew by $13.0 million during the year ended December 31, 2001.

Large denomination certificates (greater than $100,000) remained relatively flat during 2001, and reliance on certificates of deposit to fund normal banking operations declined from the prior year. At December 31, 2001 and December 31, 2000, large denomination certificates accounted for 21.7% and 24.2% of total deposits, respectively. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank's liquidity. Management believes that since a majority of the certificates were obtained from Bank customers residing in Wilkes County and Alexander County, North Carolina, the volatility of such deposits is lower than if such deposits were obtained from depositors residing outside of the Bank's market area, as outside depositors are more likely to be interest rate sensitive.

Securities, particularly securities available-for-sale, provide a secondary source of liquidity for the Bank. Approximately $1.7 million of the $31.5 million in the Bank's available-for-sale securities portfolio is scheduled to mature during 2002. Additionally, several securities have call dates prior to their maturity dates, thus enhancing the Company's liquidity posture.

Brokered deposits are deposit instruments, such as certificates of deposits, deposit notes, bank instrument contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2001 and 2000, the Company had no brokered deposits in its portfolio.

Other than as set forth above, management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company's liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

There are two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines; and (ii) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank's required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Capital is divided into two "tiers." Tier 1 capital consists of common shareholders' equity, non-cumulative and cumulative (bank holding companies only), perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital into total assets. Banks that are not rated CAMEL 1 by their primary regulator should maintain a minimum leverage ratio of 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

The Federal Reserve Board, the OCC and the FDIC issued a joint policy statement to bankers, effective June 26, 1996, to provide guidance on sound practices for managing interest rate risk. In the policy statement, the agencies emphasized the necessity of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also described the critical factors affecting the agencies' evaluations of a bank's interest rate risk when making a determination of capital adequacy. The agencies' risk assessment approach used to evaluate a bank's capital adequacy for interest rate risk relies on a combination of quantitative and qualitative factors. Banks that are found to have high levels of exposure and/or weak management practices will be directed by the agencies to take corrective action.

The table below illustrates the Bank's and Company's regulatory capital ratios at December 31, 2001.

                                                                  Minimum
                                                                 Regulatory
                                             December 31, 2001   Requirement
                                             -----------------   -----------
    Bank
    ----

    Tier 1 Capital ........................         11.9%                4.0%
    Tier 2 Capital ........................          1.1%                N/A
                                              ----------            --------
         Total risk-based capital ratio ...         13.0%                8.0%
                                              ==========            ========

    Leverage ratio ........................         10.0%                4.0%
                                              ==========            ========

    Company - Consolidated
    ----------------------

    Tier 1 Capital ...............................      14.9%          4.0%
    Tier 2 Capital ...............................       1.1%          N/A
                                                    --------      --------
         Total risk-based capital ratio ..........      16.0%          8.0%
                                                    ========      ========

    Leverage ratio ...............................      12.6%          4.0%
                                                    ========      ========

The above ratios indicate that the capital positions of the Company and the Bank are sound and that the Company is well positioned for future growth.




Financial Statements.

The consolidated financial statements of Community Bancshares, Inc. and subsidiaries as listed below follow:

         Independent Auditors' Report

         Consolidated Balance Sheets - December 31, 2001 and 2000

         Consolidated Statements of Income - Years ended December 31, 2001 and 2000

         Consolidated Statements of Changes in Shareholders' Equity - Years ended December 31, 2001 and 2000

         Consolidated Statements of Cash Flows - Years ended December 31, 2001 and 2000

         Notes to Consolidated Financial Statements

                    [Letterhead of Cherry, Bekaert & Holland]



                          Independent Auditors' Report

Board of Directors
Community Bancshares, Inc. and Subsidiaries
Wilkesboro, North Carolina

We have audited the accompanying consolidated balance sheets of Community Bancshares, Inc. and subsidiaries (the "Company") as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2000, were audited by other auditors whose report dated March 1, 2001, expressed an unqualified opinion on those consolidated statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Bancshares, Inc., and subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                    /s/ Cherry, Bekaert & Holland, L.L.P.

                                    CHERRY, BEKAERT & HOLLAND, L.L.P.


Greensboro, North Carolina
February 22, 2002

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA
                           Consolidated Balance Sheets

                                                                                   As of December 31,
                                                                             2001                     2000
                                                                      -------------------     -------------------
ASSETS
Cash and due from banks                                               $         4,022,530     $         3,121,848
Interest bearing deposits                                                       1,713,466               2,789,223
Federal funds sold                                                                      -               1,200,000
                                                                      -------------------     -------------------
     Total cash and cash equivalents                                            5,735,996               7,111,071
Securities:
     Available-for-sale at fair value                                          32,786,293              28,748,815
     Held-to-maturity (Estimated market
       values of $2,781,000 and $3,672,801
       at December 31, 2001 and 2000,
       respectively)                                                            2,731,031               3,623,682
Loans, net                                                                     91,536,336              74,576,196
Property and equipment, net                                                     2,995,830               2,174,511
Other assets                                                                      944,845               1,214,187
                                                                      -------------------     -------------------
       Total assets                                                   $       136,730,331     $       117,448,462
                                                                      ===================     ===================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits
       Non-interest bearing deposits                                  $         8,600,031     $         7,841,546
       Interest bearing deposits                                              100,678,394              88,478,580
                                                                      -------------------     -------------------
         Total deposits                                                       109,278,425              96,320,126
FHLB borrowings                                                                10,649,548               5,667,288
Other liabilities                                                               1,006,045               1,200,811
                                                                      -------------------     -------------------
         Total liabilities                                                    120,934,018             103,188,225
                                                                      -------------------     -------------------

Commitments and contingencies

Shareholders' equity:
Common stock, $3.00 par value, 10,000,000 shares
         authorized; issued and outstanding
         1,512,882 in 2001 and 1,471,884 in 2000                                4,538,646               4,415,652
Paid-in-capital                                                                 4,828,013               4,762,393
Retained earnings                                                               6,079,520               4,831,429
Accumulated other comprehensive income                                            350,134                 250,763
                                                                      -------------------     -------------------
           Total shareholders' equity                                          15,796,313              14,260,237
                                                                      -------------------     -------------------
           Total liabilities and shareholders' equity                 $       136,730,331     $       117,448,462
                                                                      ===================     ===================

See notes to the consolidated financial statements.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA
                        Consolidated Statements of Income

                                                                   Years Ended December 31,
                                                             2001                           2000
                                                        ----------------              -----------------
Interest income:
   Interest and fees on loans                           $     6,935,932               $      7,905,772
   Interest on investment securities                          2,057,072                      1,929,805
   Interest on deposits with other banks                         36,778                        169,310
   Interest on federal funds sold                                56,779                        164,277
                                                        ----------------              ----------------
     Total interest income                                    9,086,561                     10,169,164
Interest expense:
   Interest on deposits and borrowings                        4,618,726                      4,839,366
                                                        ----------------              -----------------
     Net interest income                                      4,467,835                      5,329,798
     Provision for possible loan losses                         200,000                        130,000
                                                        ----------------              -----------------
     Net interest income after provision for
     possible loan losses                                     4,267,835                      5,199,798
                                                        ----------------              -----------------
Other income:
   Gain on sale of securities                                   421,094                       (49,559)
   Gain on sale of assets                                       100,000                              -
   Service fees on deposit accounts                             278,520                        286,884
   Fees from Community Mortgage                                 132,761                        179,896
   Miscellaneous, other                                          72,848                         81,051
                                                        ----------------              -----------------
     Total other income                                       1,005,223                        498,272
                                                        ----------------              -----------------
Other expenses:
   Salaries and benefits                                      1,933,465                      1,899,781
   Data processing expense                                      246,215                        233,768
   Occupancy expense                                            278,355                        229,576
   Professional fees                                            118,694                        130,060
   Depreciation and amortization                                183,721                        145,750
   Other operating expenses                                     714,302                        684,701
                                                        ----------------              -----------------
     Total other expenses                                     3,474,752                      3,323,636
                                                        ----------------              -----------------

Income before income taxes                                    1,798,306                      2,374,434
Income taxes                                                    439,750                        764,268
                                                        ----------------              -----------------

Net income                                              $     1,358,556               $      1,610,166
                                                        ================              =================

Basic earnings per share                                $          0.92               $           1.10
                                                        ================              =================
Diluted earnings per share                              $          0.88               $           1.02
                                                        ================              =================

See notes to the consolidated financial statements.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA
           Consolidated Statements of Changes in Shareholders' Equity
                 for the years ended December 31, 2001 and 2000

                                                                                                     Accumulated
                             Number       Common                  Paid                                  Other
                               of         Stock                   -in-             Retained         Comprehensive
                             Shares       Par Value              Capital           Earnings             Income            Total
                          -------------   ----------------   ----------------   ---------------    ---------------    -------------
Balance,

December 31, 1999            1,467,384     $    4,402,152     $    4,742,143      $   3,221,263      $    (230,122)   $  12,135,436
                          ------------     --------------     --------------      -------------      -------------    -------------

Comprehensive income:
     Net income, 2000                -                  -                  -          1,610,166                  -        1,610,166
     Unrealized gain,
      securities, net
      of tax                         -                  -                  -                  -            480,885          480,885
                                                                                                                      -------------
Total comprehensive
  income                             -                  -                  -                  -                           2,091,051

Exercise of options             16,500             49,500            128,250                  -                  -          177,750

Purchase and
  cancellation of
  common stock                 (12,000)           (36,000)           108,000                  -                  -         (144,000)
                          ------------     --------------     --------------      -------------      -------------    -------------

Balance,

December 31, 2000            1,471,884          4,415,652          4,762,393          4,831,429            250,763       14,260,237
                          ------------     --------------     --------------      -------------      -------------    -------------

Comprehensive income:
     Net income, 2001                -                  -                  -          1,358,556                  -        1,358,556
     Unrealized gain,
      securities, net
      of tax                         -                  -                  -                  -            198,513          198,513
     Less:
      reclassification
      adjustment, net
      of tax                                                                                               (99,142)         (99,142)
                                                                                                     -------------    -------------
                                                                                                            99,371           99,371
                                                                                                     -------------    -------------

Total comprehensive
  income                             -                  -                  -                  -                  -        1,457,937
                                                                                                                      -------------

Cash dividends
     (.075 per share)                -                  -                  -           (110,465)                 -         (110,465)
Exercise of options             16,000             48,000            112,000                  -                  -          160,000
Warrants exercised              41,748            125,244            104,370                  -                  -          229,614

Purchase and
  cancellation of
  common stock                 (16,750)           (50,250)          (150,750)                 -                  -         (201,000)
                          ------------     --------------     --------------      -------------      -------------    -------------

Balance,

December 31, 2001            1,512,882     $    4,538,646     $    4,828,013      $   6,079,520      $     350,134    $  15,796,313
                          ============     ==============     ==============      =============      =============    =============

See notes to the consolidated financial statements.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA
                      Consolidated Statements of Cash Flows

                                                                  Years Ended December 31,
                                                                  2001               2000
                                                             --------------     --------------
Cash flows from operating activities:
Net income                                                 $      1,358,556   $      1,610,166
Adjustments to reconcile net income to net cash
  provided by operating activities:
      Depreciation and amortization                                 183,720            145,750
      Net accretion or discount on securities                      (120,961)           (44,278)
      (Gain) loss on sale or settlements of securities             (421,094)            49,559
      Provision for loan losses                                     200,000            130,000
      Decrease (increase) in other assets                           269,342           (171,794)
      Increase (decrease) in liabilities                           (194,766)           158,156
                                                             ---------------    ---------------
           Net cash provided by operating activities              1,274,797          1,877,559
                                                             ---------------    ---------------

Cash flows from investing activities:
      Available-for-sale securities:
           Proceeds from sale of securities                      16,503,272          3,807,773
           Proceeds from maturities, calls and paydowns           7,166,651          2,609,446
           Purchases of securities                              (27,021,354)       (15,318,150)
      Held to maturity securities:
           Purchases of securities                               (1,067,446)        (1,950,403)
           Proceeds from maturities, calls and paydowns           1,915,476            133,211
      Net increase in loans                                     (17,160,140)        (1,770,595)
      Purchase of property and equipment                         (1,005,039)          (140,751)
                                                             ---------------    ---------------
           Net cash used by investing activities                (20,668,580)       (12,629,469)
                                                             ---------------    ---------------

Cash flows from financing activities:
      Proceeds from exercise of options and warrants                389,614            177,750
      Purchase and cancellation of common stock                    (201,000)          (144,000)
      Cash dividends                                               (110,465)                 -
      FHLB borrowings                                             5,000,000         (3,017,631)
      FHLB repayments                                               (17,740)                 -
      Increase in deposits                                       12,958,299          4,377,606
                                                             ---------------    ---------------
           Net cash provided by financing activities             18,018,708          1,393,725

Net (decrease) in cash and cash equivalents                      (1,375,075)        (9,358,185)
Cash and cash equivalents, beginning of year                      7,111,071         16,469,256
                                                             ---------------    ---------------

Cash and cash equivalents, end of year                     $      5,735,996   $      7,111,071
                                                             ===============    ===============

Supplemental information:

Income taxes paid                                          $        428,595   $        726,985
                                                             ===============    ===============
Interest paid                                              $      4,621,185   $      4,720,693
                                                             ===============    ===============

See notes to the consolidated financial statements.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 1 - Summary of organization

Community Bancshares, Inc., Wilkesboro, North Carolina (the "Company") was incorporated under the laws of the State of North Carolina on June 11, 1990, and owns 100% of Northwestern National Bank (formerly Wilkes National Bank) (the "Bank") and Community Mortgage Corporation ("Community Mortgage"). The Bank commenced operations on January 17, 1992, as Wilkes National Bank. It changed its name to Northwestern National Bank in 2001. The Bank is primarily engaged in the business of obtaining deposits and providing commercial, consumer, and real estate loans to the general public. Bank deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC. The Bank operates four full service branches, three in Wilkes County and one in Alexander County. A fifth branch is under construction in Ashe County. The Bank has three loan production offices located in Ashe, Caldwell and Watauga counties.

During 1994, the Company, together with four unrelated banks, established Community Mortgage Corporation ("Community Mortgage") to engage in mortgage related activities. The Company initially invested $50,000 in Community Mortgage in exchange for 20% of Community Mortgage's common stock. During 1996 and 1997, the Company acquired additional shares of Community Mortgage, eventually increasing its ownership position to 100% of the voting shares.

Note 2 - Summary of significant accounting policies

Basis of presentation and reclassification

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Northwestern National Bank and Community Mortgage Corporation, (collectively "the Company".) All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders' equity.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 2 - Summary of significant accounting policies (continued)

Basis of accounting and used of estimates

The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Cash and due from banks

The Company maintains ongoing deposit relationships with other banks which, at times, may exceed federally insured limits. The Company has never experienced any material losses from such deposit relationships.

Investment securities

Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale and reported at fair value; net unrealized gains or losses (net of related taxes) are excluded from earnings and are reported as accumulated other comprehensive income/(loss) within shareholders' equity. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method.

Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 2 - Summary of significant accounting policies (continued)

Loans, interest and fee income on loans

Loans are reported at their outstanding principal balance adjusted for charge-offs, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

Impaired loans are: (i) non-performing loans that have been placed on nonaccrual status; and (ii) loans which are performing according to all contractual terms of the loan agreement, but many have substantive indication of potential credit weakness. Accounting standards require impaired loans to be measured based on:
(a) the present value of expected future cash flows discounted at the loan's original effective interest rate; or (b) the loan's observable market price; or
(c) the fair value of the collateral if the loan is collateral dependent.

Allowance for loan losses

The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio and is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the allowance, and subsequent recoveries, if any, are credited to the allowance. The adequacy of the allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the allowance is inherently subjective as its requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 2 - Summary of significant accounting policies (continued)

Property and equipment

       Building, furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation. Land is carried at cost. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in income from operations. Depreciation expense is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

                Type of Asset                 Life in Years        Depreciation Method
                -------------                 -------------        -------------------
          Furniture and equipment               3 to 18               Straight-line
          Building and improvements            27 to 39               Straight-line
          Leasehold improvements                   5                  Straight-line

Other real estate

Other real estate represents property acquired through foreclosure proceedings. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance of loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

Income Taxes

Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 2 - Summary of significant accounting policies (continued)

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits with other banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

Earnings per share ("EPS")

Basic EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period. Diluted EPS is defined as the amount of earnings available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common stock for all dilutive potential common stock outstanding during the reporting period.

The following is a reconciliation of net income (the numerator) and the weighted average shares outstanding (the denominator) used in determining basic and diluted EPS for each of the following periods:

                                                             Year Ended December 31, 2001
                                      ----------------------------------------------------------------------
                                                 Basic EPS                             Diluted EPS
                                                 ---------                             -----------
                                        Numerator          Denominator           Numerator      Denominator
                                      -------------       --------------       ------------    -------------
         Net income                   $   1,358,556                   -        $  1,358,556                -
         Weighted average shares                  -           1,472,485                   -        1,472,485
         Dilutive options,
            warrants, net                         -                   -                   -           76,986
                                      -------------       --------------       ------------    -------------
              Totals                  $   1,358,556            1,472,485       $  1,358,556        1,549,471
                                      =============       ==============       ============    =============

         EPS                                        $  .92                                 $  .88
                                                    ======                                 ======

                                                             Year Ended December 31, 2000
                                      ----------------------------------------------------------------------
                                                 Basic EPS                                Diluted EPS
                                                 ---------                                -----------
                                        Numerator          Denominator           Numerator      Denominator
                                      -------------       --------------       ------------    -------------
         Net income                   $   1,610,166                            $  1,610,166
         Weighted average shares                               1,469,119                           1,469,119
         Dilutive options,
            warrants, net                                                                            114,578
                                      -------------       --------------       ------------      -----------
              Totals                  $   1,610,166            1,469,119       $  1,610,166        1,583,697
                                      =============       ==============       ============      ===========

         EPS                                        $ 1.10                                 $ 1.02
                                                    ======                                 ======

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 2 - Summary of significant accounting policies (continued)

New accounting pronouncements

Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," establishes standards for the financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations," and FASB Statement No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations within the scope of SFAS No. 141 initiated after June 30, 2001, are to be accounted for using the purchase method.

SFAS No. 142, "Goodwill and Other Intangible Assets," was issued in June 2001 and establishes standards for the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with groups of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Company had no intangible assets at December 31, 2001.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," was issued in August 2001 and supersedes SFAS No. 121. SFAS No. 144 establishes standards for the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company expects that adopting the provisions of SFAS No. 144 will not have a material impact on the consolidated financial statements of the Company.

Operating segments

The FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 3 - Required reserves and federal funds sold

The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. Pursuant to the FRB's reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $343,000 and $326,000 at December 31, 2001 and 2000, respectively. When the Bank's cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2001 and 2000, the Bank sold zero and $1,200,000, respectively, to other banks through the federal funds market.

Note 4 - Securities available-for-sale

The amortized costs and estimated market values of securities available-for-sale follow:

                                                                           Gross
                                            Amortized                    Unrealized
         Description                          Cost                Gains              Losses            Fair Value
         -----------                      -------------       -------------       ------------     ---------------
         December 31, 2001
         -----------------
         U.S. Agency securities           $  22,939,523       $     527,273       $    (36,943)    $    23,429,853
         Municipal securities                 3,075,035              41,237               (776)          3,115,495
         Corporate bonds                      3,339,163              21,871            (41,294)          3,319,740
         Mortgage pools                       2,174,098              20,459             (1,320)          2,193,238
         FRB, FHLB stock                        727,966                   -                  -             727,966
                                          -------------       -------------       ------------     ---------------

              Total                       $  32,255,785       $     610,810       $    (80,333)    $    32,786,293
                                          =============       =============       ============     ===============

         December 31, 2000
         -----------------

         U.S. Agency securities           $  22,729,514       $     394,103       $     (1,370)    $    23,122,247
         FRB, FHLB stock                        625,400                   -                  -             625,400
         Municipal securities                 2,556,069               5,628             (8,607)          2,553,090
         Corporate bonds                        509,664                   -                  -             509,664
         Mortgage pools                       1,948,223               3,172            (12,981)          1,938,414
                                          -------------       -------------       ------------     ---------------

              Total                       $  28,368,870       $     402,903       $    (22,958)    $    28,748,815
                                          =============       =============       ============     ===============

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 4 - Securities available-for-sale (continued)

All national banks are required to hold Federal Reserve Bank stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are considered restricted and are reported at cost.

The amortized cost and fair value of securities available-for-sale at December 31, 2001, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Amortized
                                                        Cost              Fair Value
                                                   ---------------     ---------------
     Due in one year or less                       $     1,748,155     $     1,768,850
     Due after one through five years                   28,088,054          28,580,301
     Due after five through ten years                    1,105,970           1,110,357
     Due after ten years                                   585,640             598,819
                                                   ---------------     ---------------
         Total                                     $    31,527,819     $    32,058,327
                                                   ===============     ===============

Proceeds from sales of securities during calendar years 2001 and 2000 were $16,503,272 and $3,807,773, respectively; gross realized gains and losses were $414,055 and $0 in 2001, and $0 and $49,552 in 2000.

As of December 31, 2001, securities with a carrying value of $4,375,000 were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law. Also, securities with a carrying value of $5,104,700 were pledged to the Federal Home Loan Bank as surety for certain advances.

Note 5 - Securities held-to-maturity

The amortized costs and estimated market values of securities held-to-maturity follow:

                                                                           Gross
                                            Amortized                    Unrealized
Description                                   Cost               Gains               Losses           Fair Value
-----------                               -------------       -------------       -------------    ----------------
December 31, 2001
-----------------
U.S. Agency securities                    $     844,184       $      20,368       $          -     $        864,552
Mortgage pools                                1,886,847              29,605                 (3)           1,916,448
                                          -------------       -------------       ------------     ----------------
         Total                            $   2,731,031       $      49,973       $         (3)    $      2,781,000
                                          =============       =============       ============     ================

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 5 - Securities held-to-maturity (continued)

                                                                          Gross
                                           Amortized                    Unrealized
         Description                         Cost               Gains               Losses          Fair Value
         -----------                    ---------------     ---------------     ---------------  ---------------
         December 31, 2000
         -----------------
         U.S. Agency securities         $     2,005,826     $        42,287     $         (879)  $     2,047,234
         Mortgage pools                       1,617,856               9,952             (2,241)        1,625,567
                                        ---------------     ---------------     --------------   ---------------
         Total                          $     3,623,682     $        52,239     $       (3,120)  $     3,672,801
                                        ===============     ===============     ==============   ===============

The amortized costs and estimated market values of securities held-to-maturity at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Amortized
                                                          Cost             Fair Value
                                                     ---------------     ---------------
         Due in one year or less                     $        52,347     $        52,914
         Due after one through five years                  1,332,259           1,366,087
         Due after five through ten years                    755,689             764,967
         Due after ten years                                 590,736             597,033
                                                     ---------------     ---------------
           Total                                     $     2,731,031     $     2,781,000
                                                     ===============     ===============

         At December 31, 2001, securities with a carrying value of $438,000 were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.

Note 6 - Loans

The composition of loans by major loan category, as of December 31, 2001 and 2000, follows:

                                                                        December 31,
                                                            -----------------------------------
                                                                  2001                2000
                                                            ---------------     ---------------
         Commercial, financial, agricultural                $    37,300,022     $    38,570,611
         Real estate - construction                               6,581,730           4,377,975
         Real estate - mortgage                                  42,553,085          22,244,182
         Installment                                              5,938,522          10,336,549
         Lease financing                                            265,554             299,416
                                                            ---------------     ---------------
                  Loan, gross                                    92,638,913          75,828,733
         Less:
              Allowance for loan losses                          (1,102,577)         (1,252,537)
                                                            ---------------     ---------------
                  Loans, net                                $    91,536,336     $    74,576,196
                                                            ===============     ===============

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 6 - Loans (continued)

The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest had been discontinued and all other loans which are performing according to the loan agreement, but may have substantive indication of potential credit weakness. At December 31, 2001 and 2000, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $3,000,672 and $3,709,698, respectively. The average recorded investment in impaired loans amount to approximately $3,355,185 and $2,685,766 for the years ended December 31, 2001 and 2000, respectively. The allowance for loan losses related to impaired loans amount to approximately $393,942 and $404,268 at December 31, 2001 and 2000, respectively. Interest income recognized on impaired loans for the years ended December 31, 2001 and 2000 amounted to $289,588 and $207,055, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2001 and 2000. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.

Note 7 - Allowance for loan losses

The activity within the allowance for loan losses for the years ended December 31, 2001 and 2000 follows:

                                                                       December 31,
                                                            ---------------------------------------
                                                                  2001                   2000
                                                            -----------------     -----------------
         Balance, beginning of year                         $       1,252,537     $       1,228,895
         Add: Provision for loan losses                               200,000               130,000
         Add: Recoveries of previously
           charged-off amounts                                         20,080                89,130
                                                            -----------------     -----------------
              Total                                                 1,472,617             1,448,025
              Deduct: Amounts charged-off                            (370,041)             (195,488)
                                                            -----------------     -----------------
              Balance, end of year                          $       1,102,576     $       1,252,537
                                                            =================     =================

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 8 - Property and equipment

Building, furniture, equipment, land, and leasehold improvements are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2001 and 2000 follow:

                                                                           December 31,
                                                            ---------------------------------------
                                                                   2001                   2000
                                                            -----------------     -----------------
         Land                                                       1,154,304     $         574,193
         Building and improvements                                  1,528,589             1,495,984
         Leasehold improvement                                         96,488                13,165
         Furniture and equipment                                      909,051               638,502
         Construction in progress                                       4,858                     -
                                                            -----------------     -----------------
              Property and equipment                                3,693,290             2,721,844
              Deduct:
              Accumulated depreciation                               (697,460)             (547,333)
                                                            -----------------     -----------------
                  Property and equipment, net               $       2,995,830     $       2,174,511
                                                            =================     =================

Depreciation expense for the years ended December 31, 2001 and 2000 amounted to $177,060 and $141,068, respectively.

Note 9 - Commitments and contingencies

In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

At December 31, 2001 and 2000, the Company had unused loan commitments of approximately $16.2 million and $12.3 million, respectively. Additionally, standby letters of credit of approximately $76,000 and $42,000 were outstanding at December 31, 2001 and 2000, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

The Company leases its administrative offices, land for one branch, and buildings for one branch and three loan production offices under operating leases.

For the years ended December 31, 2001 and 2000, lease payments relating to these operating leases amounted to $87,349 and $12,266, respectively.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 9 - Commitments and contingencies (continued)

Future minimum annual rental payments on these leases, excluding possible renewals and extensions are as follows:

                              Year Ended
                             December 31,      Amount
                             ------------     --------
                                 2002         $126,000
                                 2003          113,000
                                 2004           94,000
                                 2005           95,000
                                 2006           81,000
                               Thereafter      126,000
                                              --------
                                Total         $635,000
                                              ========

The Company and its subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiaries.

Note 10 - Deposits

         The following details deposit accounts at December 31, 2001 and 2000:

                                                                          December 31,
                                                            ---------------------------------------
                                                                    2001                  2000
                                                            -----------------     -----------------
         Non-interest bearing deposits                      $       8,600,031     $       7,841,546
         Interest bearing deposits:
              NOW accounts                                         10,301,980             9,097,664
              Money market accounts                                25,643,729            12,951,589
              Savings                                              14,655,839             3,565,927
              Time, less than $100,000                             26,443,300            39,518,502
              Time, $100,000 and over                              23,633,547            23,344,898
                                                            -----------------     -----------------
                  Total deposits                            $     109,278,425     $      96,320,126
                                                            =================     =================

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 10 - Deposits (continued)

At December 31, 2001, the scheduled maturities of all certificates of deposit were as follows:

                                 Year Ended
                                December 31,              Amount
                                ------------         --------------
                                    2002            $    47,945,771
                                    2003                  1,513,557
                                    2004                    495,492
                                    2005                     66,836
                                    2006                     55,191
                                                         ----------
                                    Total           $    50,076,847
                                                         ==========

Note 11 - FHLB borrowings

         Borrowings from the FHLB totaled $10,649,547 and $5,667,288 at December 31, 2001 and 2000, respectively. These advances are collateralized by a lien on qualifying first mortgage loans in an amount necessary to satisfy the outstanding indebtedness plus accrued interest. In addition, the borrowings are secured by the Company's FHLB stock and may also be collateralized by additional pledges of eligible investment securities. Advances had interest rates ranging from 2.25% to 6.41% at December 31, 2001, and 5.71% to 6.60% at December 31, 2000. Maturities of advances at December 31, 2001 are as follows:

                              Year Ended
                             December 31,           Amount
                             ------------        ------------
                                  2002           $  5,019,185
                                  2003              1,020,748
                                  2004              2,022,300
                                  2005              2,024,255
                                  2006                 26,231
                               Thereafter             536,828
                                                   ----------
                                  Total          $ 10,649,548
                                                   ==========

         Fixed rate borrowings amounting to $649,547 and $667,288 were outstanding at December 31, 2001 and 2000, respectively. All other borrowings are at fixed rates with call dates, at the option of the FHLB, ranging from March 17, 2001 to March 17, 2002.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 12 - Shareholders' equity

The Company currently has 10.0 million shares of common stock authorized, 1,512,882 shares of which were issued and outstanding at December 31, 2001. The holders of common stock have no preemptive rights with respects to the issuance of any shares by the Company. The Company is authorized to issue up to 1.0 million shares of preferred stock, $6.00 par value, issuable in series, the relative rights and preferences of which shall be designated by the Board of Directors. The preferred stock may have senior dividend and/or liquidation preferences superior to those of common stock. No preferred stock was issued and outstanding at December 31, 2001 and 2000.

In the initial stock sale in 1990, the Company offered warrants to its organizers and to a group of initial subscribers. Each warrant, when surrendered with $5.50 to the Company, is convertible into one share of common stock. The warrants expire from January 17, 2002. At December 31, 2001 and 2000, there were 109,820 and 151,568 stock warrants outstanding, respectively. During 2001 and 2000, 41,748 and zero warrants, respectively, were exercised at $5.50 per share.

The Company adopted an incentive stock option plan covering 400,000 stock options. At December 31, 2001 and 2000, there were 186,000 and 170,000 stock options, respectively, outstanding. See Note 16.

Note 13 - Interest on deposits and borrowings

A summary of interest expense for the years ended December 31, 2001 and 2000 follows:

                                                             December 31,
                                                   -----------------------------
                                                      2001              2000
                                                   -------------   -------------

Interest on NOW accounts                           $      61,284   $      42,543
Interest on money market accounts                        688,972         340,861
Interest on savings accounts                              50,719          63,915
Interest on CDs under $100,000                         2,279,988       2,291,526
Interest on CDs $100,000 and over                      1,165,725       1,458,387
Interest, other borrowings                               372,038         442,134
                                                     -----------     -----------

     Total interest on deposits and borrowings     $   4,618,726   $   4,839,366
                                                     ===========     ===========

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 14 - Other operating expenses

A summary of other operating expenses for the years ended December 31, 2001 and 2000 follows:

                                                          December 31,
                                                ------------------------------
                                                    2001              2000
                                                -------------    -------------

Advertising and public relations                $      97,132    $      82,813
Supplies and printing                                  93,258           83,399
Courier expense                                        65,753           73,308
Equipment expense                                      96,386           66,156
Loan expenses                                          77,307           81,859
Computer expense                                       44,648           33,439
Regulatory assessments                                 62,123           61,172
All other operating expenses                          177,695          202,555
                                                  -----------      -----------

     Total other operating expenses             $     714,302    $     684,701
                                                  ===========      ===========

Note 15 - Income taxes

As of December 31, 2001 and 2000, the Company's provision for income taxes consisted of the following:

                                                         December 31,
                                                  --------------------------
                                                     2001            2000
                                                  -----------    -----------

Current                                         $   443,000      $   758,757
Deferred (benefit)                                   (3,250)           5,511
                                                   --------        ---------

         Income tax expense                     $   439,750      $   764,268
                                                   ========        =========

The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of federal statutory income taxes to the Company's actual income tax provision follows for the years ended December 31, 2001 and 2000.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 15 - Income taxes (continued)

                                                      2001             2000
                                                  ------------     ------------
Income taxes at statutory rate                    $    611,400     $    807,308
State tax, net of Federal benefits                       2,310           34,070
Change in valuation allowance                          (66,500)          29,899
Tax exempt income                                     (109,100)         (74,185)
Other                                                    1,640          (32,824)
                                                    ----------       ----------

         Total                                    $    439,750     $    764,268
                                                    ==========       ==========

The tax effects of the temporary differences that comprise the net deferred tax liability at December 31, 2001 and the net tax assets at December 31, 2000 are presented below:

                                                      2001             2000
                                                  ------------     ------------
Deferred tax assets:
   Allowance for loan losses                     $     490,700     $    398,239
   Other                                                27,800           27,800
                                                    ----------       ----------
                                                       518,500          426,119
   Less:  Valuation allowance                         (468,300)        (401,822)
                                                    ----------       ----------
                                                        50,200           24,297
                                                    ----------       ----------

Deferred tax liabilities:
   Net unrealized gain on securities
     available-for-sale                               (180,400)        (129,181)
   Depreciation                                        (22,600)           1,365
                                                    ----------       ----------
                                                      (203,000)        (127,816)
                                                    ----------       ----------
Net deferred tax liability                        $   (152,800)    $   (103,519)
                                                    ==========       ==========

There was a net change in the valuation allowance during the calendar years 2001 and 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2001.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 16 - Benefit plans and stock options

The Company has a savings plan (the "Savings Plan") administered under the provisions of the Internal Revenue Code Section 401(k). During the calendar years 2001 and 2000, the Company made contributions totaling $47,982 and $44,810, respectively, to the Savings Plan.

On November 18, 1993, the Bank's Board of Directors adopted a profit sharing plan ("Profit Plan") for the benefit of its employees. There were no transactions relating to this Profit Plan during either 2001 or 2000.

The shareholders of the Company approved an incentive stock option plan ("Incentive Plan") for directors and key employees. The Incentive Plan became effective March 18, 1993 and covers 400,000 options. The exercise price of options granted must be at least the average market price as of the date of the grant. The above options expire between five to ten years from the date of the grant. In May, 1994, the Incentive Plan was amended to, among other things, provide for the automatic annual grant of options to purchase 2,000 shares of common stock to each of the Company's outside directors. The Plan is accounted for under the provisions of Statement of Financial Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" as permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company's financial position or results of operations. The following table summarizes the activities within the Company's Incentive Plan.

                                                      Stock Options
                                             -----------------------------
                                                  2001           2000
                                             -------------  --------------

Options outstanding                                170,000         180,500
Options granted this year                           34,000          19,000
Options exercised this year                        (16,000)        (16,500)
Options forfeited this year                         (2,000)        (13,000)
Options cancelled this year                              -               -
                                                ----------    ------------

Balance, end of year                               186,000         170,000
                                                ==========    ============

The options, which are all exerciseable, entitle their holders to purchase one share of the Company's common stock for an amount between $5.50 to $17.00 each, at a weighted average price of $12.72. The weighted average fair value of options granted in 2001 is $3.24.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 16 - Benefit plans and stock options (continued)

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company's net income and income per share would have changed to the pro forma amounts indicated below:

                                                        2001            2000
                                                   -------------   -------------
   Net earnings - as reported                      $   1,358,556   $   1,610,166
   Net earnings - pro forma                            1,337,102       1,554,967
   Basic income per share - as reported                      .92            1.10
   Diluted income per share - as reported                    .88            1.02
   Basic loss per share - pro forma                          .91            1.06
   Diluted loss per share - pro forma                        .86             .99

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 5.00%, and 6.00%, in 2001 and 2000, respectively and weighted average expected lives of 7 years.

Note 17 - Related party transactions

Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2001 and 2000, loans outstanding to directors, their related interests and executive officers aggregated $1,272,685 and $1,420,841, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 17 - Related party transactions (continued)

A summary of the related party loan transactions during the calendar years 2001 and 2000 follows:

                                                 2001                 2000
                                            --------------      --------------

Balance, beginning of year                  $    1,420,841      $      815,874
New loans                                        1,485,195           1,121,111
Less: Principal reductions                      (1,633,351)           (516,144)
                                              ------------        ------------
Balance, end of year                        $    1,272,685      $    1,420,841
                                              ============        ============

Note 18 - Fair value of financial instruments

The fair value of a financial instruments is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the

Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosure about Fair Values of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and Due from Banks, Interest-Bearing Deposits with Banks and Federal Funds Sold

The carrying amounts of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximate their fair value.

Available-for-Sale and Held-to-Maturity Securities

Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 18 - Fair value of financial instruments (continued)

Loans

The Fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounted method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

Deposits

The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

FHLB Borrowings

The fair value of FHLB borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

Off-Balance Sheet Instruments

Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2001 and 2000. The information presented is based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000


Note 18 - Fair value of financial instruments (continued)


                                         December 31, 2001                      December 31, 2000
                                -----------------------------------    ----------------------------------
                                   Carrying           Estimated            Carrying         Estimated
                                    Amount            Fair Value            Amount          Fair Value
                                --------------     ----------------    ----------------  ----------------
Financial assets:
   Cash and due from
     banks                       $   4,022,530      $   4,022,530        $  3,121,848      $  3,121,848
   Interest bearing deposits
     at other banks                  1,713,466          1,713,466           2,789,223         2,789,223
   Federal funds sold                        -                  -           1,200,000         1,200,000
   Securities available-
     for-sale                       32,786,293         32,786,293          28,748,815        28,748,815
   Securities held-to-
     maturity                        2,731,031          2,781,000           3,623,682         3,672,801
Loans, net                          91,536,336         92,102,687          74,576,196        75,042,665

Financial liabilities:
   Deposits                        109,278,425        112,482,630          96,320,126        96,592,679
   FHLB borrowings                  10,649,548         10,923,097           5,667,288         5,672,144


Note 19 - Segment reporting

         The Company's operations include two primary business segments, banking and mortgage activities. The Company, through the Bank, provides traditional banking services including a full range of commercial and consumer banking services. Through Community Mortgage, the Company provides mortgage services including the origination and sale of mortgage loans to various investors, including other financial institutions. The following provides additional information about the Company's business segments as of and for the year ended December 31, 2001.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000


Note 19 - Segment reporting (continued)

                                                                   Community
                                Holding Co.          Bank           Mortgage       Eliminations      Consolidated
                               -------------     -------------    ------------     -------------    --------------
Revenues from non-affiliates   $         570     $   9,958,452    $    132,761     $          -     $   10,091,784
Revenues from affiliates             232,074                 -               -         (232,074)                 -
Interest revenues                          -         9,086,561               -                -          9,086,561
Interest expense                           -         4,750,800               -         (132,074)         4,618,726
Depreciation and
   amortization                       12,891           170,830               -                -            183,721
Income tax expense/(benefit)               -           439,750               -                -            439,750
Segment profit/(loss)                 57,443         1,254,671          46,442                -          1,358,556
Segment assets                    15,882,684       136,190,071          55,240      (15,397,664)       136,730,331


Note 20 - Concentrations of credit

The Company originates primarily commercial, residential, and consumer loans to customers in Wilkes County, North Carolina, and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Wilkes County and the surrounding counties.

Forty-one percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth under Note 6.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank's statutory capital, or approximately $1,893,000.

Note 21 - Regulatory matters

The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company's banking subsidiary includes a national bank, which is insured by the FDIC.

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000


Note 21 - Regulatory matters (continued)

Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2001, approximately $4,345,000 of the subsidiary bank's retained earnings was available for dividend declaration without prior regulatory approval.

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2001, meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the Bank was considered to be well capitalized. There are no conditions or events since December 31, 2001 that management believes have changed the Bank's well capitalized category. To be categorized as adequately capitalized or well capitalized, the Bank must maintain the following capital ratios:

                                               Adequately             Well
                                               Capitalized        Capitalized
                                               -----------        -----------
     Total risk-based capital ratio               8.0%               10.0%
     Tier 1 risk-based capital ratio              4.0%                6.0%
     Tier 1 leverage ratio                        4.0%                5.0%

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 21 - Regulatory matters (continued)

The Company's and the Bank's actual capital amounts and ratios are presented in the following table:


                                                              Minimum Regulatory Capital Guidelines for Banks
                                                              -----------------------------------------------
                                                                       Adequately                  Well
(Dollars in thousands)                      Actual                    Capitalized               Capitalized
                                    ----------------------    ------------------------    -------------------------
                                      Amount       Ratio        Amount          Ratio      Amount           Ratio
As of December 31, 2001
-----------------------
Total capital-risk-based
(to risk-weighted assets):
   Bank                             $ 13,378       13.0%        $   8,230  ****  8%       $  10,288 ****    10%
   Consolidated                       16,549       16.0%            8,274  ****  8%             N/A         N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                             $ 12,275       11.9%        $   4,115  ****  4%       $   6,173 ****     6%
   Consolidated                       15,446       14.9%            4,137  ****  4%             N/A          N/A

Tier 1 capital-leverage
(to average assets):
   Bank                             $ 12,275       10.0%        $   4,892  ****  4%       $   6,115 ****     5%
   Consolidated                       15,446       12.6%            4,903  ****  4%             N/A          N/A


As of December 31, 2000
-----------------------
Total capital-risk-based
(to risk-weighted assets):
   Bank                             $ 12,145       14.7%        $   6,584  ****  8%       $   8,230 ****    10%
   Consolidated                       15,041       18.2%            6,597  ****  8%             N/A ****    N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Bank                             $ 11,117       13.5%        $   3,292  ****  4%       $   4,938 ****     6%
   Consolidated                       14,010       17.0%            3,298  ****  4%             N/A ****     N/A

Tier 1 capital-leverage
(to average assets):
   Bank                             $ 11,117        9.8%        $   4,553  ****  4%       $   5,691 ****     5%
   Consolidated                       14,010       12.3%            4,560  ****  4%             N/A ****     N/A

**** Denotes greater than/equal to

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 22 - Dividends

The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. For the year ended December 31, 2001, the Company paid cash dividends of $100,000 to its shareholders. No dividends were paid to shareholders in 2000.

Note 23 - Parent Company financial information

This information should be read in conjunction with the other notes to the consolidated financial statements.

                                Parent Company Balance Sheets
                                -----------------------------

                                                                              December 31,
                                                           -------------------------------------------------
                                                                   2001                         2000
                                                           --------------------           ------------------
Assets
------
Cash                                                       $          2,629,863           $     2,781,404
Investment in Community Mortgage                                         51,740                     5,298
Investment in Bank                                                   12,622,224                11,368,182
Property and equipment                                                  537,859                   110,873
Other assets                                                             40,997                    72,851
                                                              -----------------            --------------
     Total Assets                                          $         15,882,683           $   14,338,608
                                                              =================            ==============

Liabilities and Shareholders' Equity
------------------------------------
Accounts payable                                           $             86,370           $        78,371
                                                              -----------------            --------------
     Total Liabilities                                                   86,370                    78,371
                                                              -----------------            --------------

Common stock                                                          4,538,646                 4,415,652
Paid-in-capital                                                       4,828,013                 4,762,393
Retained earnings                                                     6,079,520                 4,831,429
Unrealized gain on securities                                           350,134                   250,763
                                                              -----------------            --------------
     Total Shareholders' equity                                      15,796,313                14,260,237
                                                              -----------------            --------------
     Total Liabilities and Shareholders' equity            $         15,882,683           $    14,338,608
                                                              =================            ==============

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 23 - Parent Company financial information (continued)

                         Parent Company Statements of Income
                         -----------------------------------

                                                                                Year Ended December 31,
                                                                       -----------------------------------------
                                                                              2001                     2000
                                                                       -----------------         ---------------
Revenues:
     Interest income                                                   $         132,074         $       132,317
     Dividend income                                                             100,000                 500,000
     Other income                                                                    570                       -
                                                                         ---------------           -------------
         Total revenues                                                          232,644                 632,317
                                                                         ---------------           -------------

Expenses:
     Depreciation and amortization                                                12,890                   7,155
     Professional fees                                                            36,582                  28,247
     Other expenses                                                               25,728                  23,022
                                                                         ---------------           -------------
         Total expenses                                                           75,200                  58,424
                                                                         ---------------           -------------

     Earnings before taxes and equity in undistributed
     earnings of subsidiaries                                                    157,444                 573,893
     Tax (benefit)                                                                     -                    (733)
                                                                         ---------------           -------------
     Earnings before equity in undistributed earnings
       of subsidiaries                                                           157,444                 574,626
     Equity in undistributed earnings of subsidiaries                          1,201,112               1,035,540
                                                                         ---------------           -------------
         Net income                                                    $       1,358,556         $     1,610,166
                                                                         ===============           =============

                   COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
                           WILKESBORO, NORTH CAROLINA

                   Notes to Consolidated Financial Statements
                           December 31, 2001 and 2000

Note 23 - Parent Company financial information (continued)

                        Parent Company Statements of Cash Flows
                        ---------------------------------------

                                                                               Years Ended December 31,
                                                                       -----------------------------------------
                                                                              2001                     2000
                                                                       -----------------         ---------------
Cash flows from operating activities:
     Net income                                                        $       1,358,556         $     1,610,166
     Adjustments to reconcile net income to net cash
        provided by operating activities:
         Equity in undistributed earnings of subsidiaries                     (1,201,112)             (1,035,540)
         Depreciation and amortization                                            12,890                   7,155
         Decrease (increase) in other assets                                      31,854                 (35,880)
         Increase in payables and other liabilities                                7,999                   5,392
                                                                         ---------------           -------------
              Net cash (used in) provided by
                  operating activities                                           210,187                 551,293
                                                                         ---------------           --------------

Cash flows from investing activities:
     Acquisition of property and equipment                                      (439,877)                      -
                                                                         ---------------           -------------
              Net cash used in financing activities                             (439,877)                      -
                                                                         ---------------           -------------

     Cash flows from financing activities
         Payment of cash dividends                                              (110,465)                      -
         Purchase and cancellation of common stock                              (201,000)               (144,000)
         Exercise of warrants/options                                            389,614                 177,750
                                                                         ---------------           -------------
              Net cash provided by financing activities                           78,149                  33,750
                                                                         ---------------           -------------

Net (decrease) increase in cash and cash equivalents                            (151,541)                585,043
Cash and cash equivalents, beginning of the year                               2,781,404               2,196,361
                                                                         ---------------           -------------
Cash and cash equivalents, end of year                                 $       2,629,863         $     2,781,404
                                                                         ===============           =============

                [photo]                                 [photo]                                [photo]





        Dr. Robert F. Ricketts,                   Larry J. Farthing,                     Jack Ray Ferguson,
         Chairman of the Board                         Director                               Director





                [photo]                                 [photo]                                [photo]





          Gilbert R. Miller,                       Randy D. Miller,                       Dwight E. Pardue,
               Director                                Director                               Director




                [photo]                                 [photo]                                [photo]





        Rebecca Ann Sebastian,                    R. Colin Shoemaker,                   Ronald S. Shoemaker,
         Director & Secretary                          Director                       President, CEO & Director

           [photo]                        [photo]                      [photo]                      [photo]


     Ronald S. Shoemaker,           Larry J. Farthing,           C. Gregory Edwards,          Bennie R. Anderson,
       President & CEO             Exec. Vice President          Sr. Vice President             Vice President


           [photo]                        [photo]                      [photo]                      [photo]


       Pratt I. Davis,               Matthew B. Daye,             Robert Y. Duncan,         Charles T. Harrington,
        Vice President                Vice President               Vice President               Vice President


           [photo]                        [photo]                      [photo]                      [photo]


      Tathel L. Miller,              Bill J. Waddell,           Dennis G. Winebarger,         Michael A. Howell,
        Vice President                Vice President               Vice President            Asst. Vice President


           [photo]                        [photo]                      [photo]                      [photo]


      Margie C. Pendry,             Gladys H. Prevette,           James R. Perdue,             Kathy W. Reagan,
     Asst. Vice President          Asst. Vice President         Asst. Vice President         Asst. Vice President
       Asst. Secretary                                                                          Asst. Secretary

                                                                                                 Not Pictured:
                                          [photo]                      [photo]
                                                                                                Wayne Holland,
                                                                                                Vice President
                                    Jane H. Shoemaker,            Leila A.E. Harris
                                   Asst. Vice President         President, Community            Height D. Reid,
                                                                  Mortgage Company              Vice President

                                                                                                Rena C. Motter,
                                                                                             Asst. Vice President

SHAREHOLDERS SERVICES

To change the name, address, or ownership of stock, to report lost certificates, or to consolidate accounts, contact the Transfer Agent:

         Branch Banking & Trust Company
         Post Office Box 1847
         Wilson, North Carolina 27894

There is no established public market for the Company's stock.

CERTIFIED PUBLIC ACCOUNTANTS

         Cherry, Bekaert & Holland, L.L.P.
         100 South Elm Street, Suite 500 (27401-2643)
         Post Office Box 20267
         Greensboro, North Carolina 27420-0267


COUNSEL

         Smith, Gambrell & Russell, LLP
         Suite 3100, Promenade II
         1230 Peachtree Street, N.E.
         Atlanta, Georgia 30309


FORM 10-KSB

The Company's Annual Report for fiscal year ended December 31, 2001 on form 10-KSB as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefore to Ronald S. Shoemaker, President, at the office of the Company, Post Office Box 2368, North Wilkesboro, North Carolina 28659. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

Northwestern National Bank is a member of the Federal Deposit Insurance Corporation.


DIVIDEND POLICY

In 2001, the Company paid the first cash dividend on its Common Stock in the amount of $.075 per share. The Company may continue the payment of cash dividends; however; any future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company.

                           COMMUNITY BANCSHARES, INC.
                                       And
                           NORTHWESTERN NATIONAL BANK

Directors:

Larry J. Farthing                       Executive Vice President - Northwestern
                                        National Bank
Jack Ray Ferguson                       Retired Lowe's Companies, Inc.
Randy D. Miller                         President Randy D. Miller Lumber Co. and
                                        Pine Log, Inc.
Gilbert R. Miller                       Retired Millers Brothers Lumber Co.
Dwight E. Pardue                        Retired Lowe's Companies, Inc.
Dr. Robert F. Ricketts                  Dentist
Rebecca Ann Sebastian                   Retired Educator
R. Colin Shoemaker                      Controller, Key City Furniture, Inc.
Ronald S. Shoemaker                     President & CEO - Northwestern National
                                        Bank


                           NORTHWESTERN NATIONAL BANK

Officers:

Ronald S. Shoemaker                             President
Larry J. Farthing                               Executive Vice President
Bennie R. Anderson                              Vice President
Matthew B. Daye                                 Vice President
Pratt I. Davis                                  Vice President
Robert Y. Duncan                                Vice President
C. Greg Edwards                                 Senior Vice President
Charles T. Harrington                           Vice President
J. Wayne Holland                                Vice President
Michael A. Howell                               Assistant Vice President
Tathel L. Miller                                Vice President
Rena C. Motter                                  Assistant Vice President
Margie C. Pendry                                Assistant Vice President &
                                                Assistant Secretary
J. Randolph Perdue                              Assistant Vice President
Gladys H. Privette                              Assistant Vice President
Kathy W. Reagan                                 Assistant Vice President &
                                                Assistant Secretary
Hight D. Reid                                   Vice President
Jane H. Shoemaker                               Assistant Vice President
Bill Waddell                                    Vice President
Dennis G. Winebarger                            Vice President

                                              [Northwestern National Bank logo]



                                                   Administrative Office
                                                   1301 Westwood Lane
                                                   Westfield Village
                                                   Wilkesboro, NC 28697
                                                   (336)903-0600

                                                   Boone, LPO
                                                   206 Southgate Drive, Suite 21
                                                   Boone, NC 28607
                                                   (828)265-0080 ext 134

                                                   Taylorsville
                                                   315 West Main Avenue
                                                   Taylorsville, NC 28681
                                                   (828)635-8600

[Map of Northwestern North Carolina]               Lenior, LPO
                                                   PO Box 1228
                                                   Lenior, NC 28645
                                                   (828)759-9980

                                                   West Jefferson, LPO
                                                   PO Box 1495
                                                   West Jefferson, NC 28694
                                                   (336)246-9700

                                                   Millers Creek
                                                   2924 NC Highway 16 N.
                                                   Miller Creek, NC 28651
                                                   (336)903-0630

                                                   Wilkesboro
                                                   1600 Curtis Bridge Road
                                                   Wilkesboro, NC 28697
                                                   (336)903-0610

                                                   North Wilkesboro
                                                   2 Sparta Road
                                                   North Wilkesboro, NC 28659
                                                   (336)903-0620

                                         [Drawing of New West Jefferson Office]